AMERICAN URANIUM CORPORATION

May 12, 2007

Strathmore Resources (US) Ltd.

213 W Main Suite F

Riverton, Wyoming

USA 82501

Attention:	David Miller

President and CEO

Dear Sirs:

RE:        Non-Binding Letter of Intent – Pinetree-Reno Creek ISR Property

This Letter of Intent (the “LOI”) sets out the basic terms upon which AMERICAN URANIUM CORPORATION (“AUC”) would be prepared to enter into an option and joint venture with Strathmore Resources (US) Ltd. (“Strathmore”) to explore, develop and mine property located in Campbell County, Wyoming and more particularly described in Schedule “A” hereto (the “Property”). While this LOI recites the principal elements of the agreement reached between us, the terms are not comprehensive and additional terms will be incorporated into a formal agreement to be negotiated.

1.	LOI TERM AND EXCLUSIVITY
1.1	In consideration of the sum of $10 paid by AUC to Strathmore, the receipt of which is hereby acknowledged, this LOI will be in effect for a period of 90 days from the date of acceptance by Strathmore.
1.2

Until such time as this LOI is terminated, Strathmore will not, directly or indirectly, solicit, initiate, entertain or accept any inquiries or proposals from, discuss or negotiate with, provide any non-public information to or consider the merits of any unsolicited inquiries or proposals from any person or entity to any transaction involving the Property. Strathmore agrees to promptly notify AUC if they receive any unsolicited offer(s) for such a transaction.

1.3	The Parties agree that they will negotiate in good faith and use best efforts to execute a detailed option and joint venture agreement during the term of this LOI.
1.4	This LOI does not create a legally binding agreement between the parties, nor will it be enforceable except for the obligations set out in Sections 1, 8.1, and 10.

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2.	OPTION
2.1	Strathmore will grant AUC sole and exclusive rights to earn-in a 60% interest in the Property in consideration of:
(a)

AUC reimbursing Strathmore 100% of all past expenditures incurred by Strathmore relating to the Property, to a maximum of $300,000 on Closing, plus any funds spent for the purpose of any additional property leases between the date of this agreement and closing of the JV agreement ;

(b)	AUC issuing to Strathmore on Closing, 6,000,000 common shares in the capital stock of AUC; and
(c)	incurring a total of $33,000,000 in expenditures on the Property (“Expenditures”) in accordance with the following schedule:
(i)	$1,500,000 on or before the first anniversary of Closing,
(ii)	an additional $1,500,000 on or before the second anniversary of Closing,
(iii)	an additional $2,000,000 on or before the third anniversary of Closing, and
(iv)	subject to Section 3, an additional $28,000,000 on or before the sixth anniversary of Closing.
2.2	Provided that AUC is not in default, AUC will have earned a 22.5% undivided interest in the Property once AUC has spent a total of $5,000,000 of Expenditures referred to in 2.1(b).
2.3	The option will terminate and AUC will have no further interest in the Property under the following conditions:
(a)

at 5:00 p.m. (Pacific Time) on the seventh day after the Closing if Strathmore has not received the amount referred to in 2.1(a) by wire transfer, certified cheque or bank draft, and a share certificate representing 6,000,000 common shares of AUC; or

(b)

at 5:00 p.m. (Pacific Time) on the seventh day after the first, second, or third anniversary dates of Closing if AUC has not incurred the Expenditures in accordance with 2.1(c)(i), 2.1(c)(ii), or 2.1(c)(iii), and the failure to incur the Expenditures was not due to events or circumstances beyond AUC’s control.

2.4

The option will terminate and AUC will have no further interest in the Property (except for any interest already earned pursuant to 2.2) at 5:00 p.m. (Pacific Time) on the seventh day after the sixth anniversary date of Closing if AUC has not incurred the Expenditures in accordance with 2.1(c)(iv), and the failure to incur the Expenditures was not due to events or circumstances beyond AUC’s control.

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3.	CONFIRMATION OF RESOURCES
3.1	The parties have agreed to the option terms referred to in 2.1 for AUC to earn its 60% interest in the Property, based upon an understanding that the Resources on the Property are 13,000,000 lbs.
3.2

Following the third anniversary of the Closing Date, the Operator will retain a third party engineering firm which is acceptable to AUC, to calculate the Resources based upon the information and results from the previous exploration and development work conducted on the Property, including the results from the work funded by AUC and conducted on the Property after the Closing (hereinafter referred to as the “Third Party Evaluation”).

3.3

If the Third Party Evaluation results in a Resource which is less than 13,000,000 lbs. then Strathmore and AUC agree that the $28,000,000 in Expenditures referred to in 2.1(c)(iv), will be reduced prorata, by multiplying $28,000,000 by a fraction whereby the Third Party Evaluation Resources (expressed in pounds) is the numerator, and 13,000,000 lbs. is the denominator.

4.	EXPENDITURES
4.1	Expenditures will be made in accordance with exploration and development programs which have been approved by both Strathmore and AUC from time to time.
4.2

The Operator will submit exploration or development programs for the coming quarter to AUC for approval. The program will also be accompanied by a budget outlining the amount of Expenditures for such program. The draft program will contain a statement in reasonable detail of the proposed exploration and/or development work on the Property, estimates of all Expenditures to be incurred and an estimate of the time when they will be incurred, and will be delivered to AUC no later than 30 days prior to the period to which that draft program relates. Each draft program will be accompanied by such reports and data as are reasonably necessary for AUC to evaluate and assess the results from the program for the then current year and, to the extent not previously delivered, from earlier programs.

4.3

AUC will review the draft program prepared by the Operator, and no later than 15 days after receiving a draft program, either reject the program or approve the program. In the event the program is rejected the Operator will prepare an alternate program mutually acceptable to AUC and the Operator.

4.4

Once programs and budgets for Expenditures are approved, AUC will have 15 days to deposit the amount of the program budget into a bank account maintained by Strathmore solely for receipt and payment of the Expenditures for the Property.

5.	EXERCISE OF OPTION AND CREATION OF JOINT VENTURE
5.1	Once AUC has earned in the right to acquire the initial 22.5% interest in the Property, Strathmore will forthwith take all steps to transfer an undivided 22.5% interest in the Property to AUC.

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5.2

Once AUC has earned in the right to acquire the balance of a further 37.5% interest in the Property, Strathmore will forthwith take all steps to transfer a further undivided 37.5% interest in the Property to AUC.

5.3

As soon as AUC has earned in the right to the initial 22.5% interest in the Property, a joint venture between the parties will be deemed to have been entered into and AUC will be entitled to its share of uranium or any other mineral extracted from the Property in accordance with AUC’s earned interest at the time.

5.4

Majority owner has right to approve any mining or other activities which will result in the extraction of uranium or other minerals from the Property. Such decisions will be made jointly by the parties and in the event there is a disagreement, the parties may vote on such matters in accordance with their respective interests in the Property.

6.	STRATHMORE RIGHT TO EARN BACK
6.1

Notwithstanding 2.1, Strathmore will have up to 90 days after the date the Bankable Feasibility Report is delivered to Strathmore, to elect whether or not to retain or earn back, as the case may be (depending on whether or not AUC has earned in its entire 60% interest in the Property), an 11% undivided interest in the Property by paying $14,000,000 (Subject to an adjustment of final earn in amount if less than $33 million) to AUC (minus any Expenditures that AUC has not yet incurred).

6.2

If Strathmore elects to retain or earn back an 11% undivided interest in the Property in accordance with 6.1, Strathmore’s resulting interest in the Property will be 51% and AUC’s interest in the Property will be 49%.

7.	OPERATOR
7.1	Until AUC has earned in its 60% interest in the Property, Strathmore will be the Operator. Thereafter, AUC will be the Operator if STM does not exercise its option for a 51% interest.
7.2	While Strathmore is Operator, it will do all things necessary to:
(a)	develop programs and budgets for the Expenditures for the approval of AUC,
(b)	obtain all work permits, environmental approvals, insurances required to carry out exploration and development programs,
(c)	maintain the Property’s mineral leases and rights in good standing,
(d)	manage and execute all approved programs, including paying third party consultants and contractors,
(e)	receive and spend funds from AUC for the Expenditures, or from any other Joint Venture party, on behalf of the Property,

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(f)	report all progress, findings, reports, technical data and any other matter related to the Property, to AUC, and
(g)

act in accordance with good mining practises, in compliance with all applicable laws and in accordance with the care and skill normally expected by someone conducting and managing exploration, development and mining activities on behalf of legal or beneficial owners of the Property.

7.3

AUC agrees that Strathmore may charge AUC an operator’s fee calculated by multiplying the Expenditures made in accordance with approved programs and budgets, by 10%. The operator’s fee charged to and paid by AUC will be considered to be Expenditures required to be made by AUC to earn in its interest in the Property.

8.	CONDITIONS PRECEDENT
8.1	The obligations of AUC to enter into a binding option and joint venture agreement as contemplated herein is subject to and conditional upon AUC being satisfied that the Property is
(a)	in good standing,
(b)	capable of being transferred by Strathmore to AUC in accordance with this LOI.
8.2

Strathmore acknowledges that AUC is also required to file with the SEC, material change reports regarding the Property, based upon disclosure provided by Strathmore. Strathmore agrees to provide such information and materials regarding the Property as is reasonably requested by AUC for preparation of such material change reports.

9.	PUBLIC ANNOUNCEMENTS
9.1

The parties agree that neither party will make any press or public releases of information regarding the Property, this LOI or the subject matter of this LOI, without first obtaining the approval of the other party.

10.	SHARING OF INFORMATION & CONFIDENTIALITY
10.1

Upon acceptance of this LOI by Strathmore, Strathmore agrees to provide AUC access to, and the right to use Strathmore’s information and any documents it may have in its possession relating to the Property, including without limitation, technical, proprietary information and know-how relating to the exploration, development, and extraction of minerals from the Property, including without limitation information required by AUC pursuant to Section 8, project and data files, and library resources (hereinafter referred to as the “Information”).

10.2	During the LOI period, AUC agrees not to:
(a)	disclose the Information to any other party other than AUC’s professional advisors or consultants,

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(b)	use the Information for any other purpose than as necessary for AUC to do all things necessary to achieve Completion,

unless such disclosure is compelled by applicable law.

10.3

In the event that the parties do not enter into a binding option and joint venture agreement as contemplated by this LOI, AUC agrees to return to Strathmore all copies of the Information, except as required by law or lawful court order. AUC agrees not to use any of this information to compete with STM.

11.	GOVERNING LAW
11.1	This LOI and the option and joint venture contemplated by this LOI will be governed by and construed in accordance with the laws of Wyoming.
12.	ASSIGNMENT
12.1

The parties acknowledge that AUC is relying on Strathmore’s knowledge of the Property and experience in exploration, development and mining of uranium. Accordingly, Strathmore agrees that it may not assign or sell to any third party, all or part of Strathmore’s interest or obligations contemplated herein without the consent of AUC, which consent will not be unreasonably withheld.

12.2	Notwithstanding 12.1, Strathmore may assign all or part of its interest or obligations contemplated in this LOI to a Strathmore Affiliate, without the express approval of AUC.
12.3

Neither AUC nor STM can sell their interest to a 3rd party without first offering it to the other partner under the same terms and conditions. That party will have 30 days to forward written agreement to the terms and 30 additional days to execute the conditions of the terms.

13.	DEFINITIONS
13.1	“Closing” means the date AUC and Strathmore enter into a binding option and joint venture agreement as contemplated in this LOI.
13.2

“Expenditures” means a total of $33,000,000 in expenditures made by AUC for exploration and development of the Property, in accordance with this LOI. Expenditures will include any fees charged by Strathmore while it is the Operator.

13.3	“$” or “Dollars” refers to US Funds.
13.4	“Joint Venture Parties” means AUC and Strathmore once AUC has earned in its initial 22.5% undivided interest in the Property.
13.5

“Resources” means the estimated quantities of uranium oxide (“uranium”) that can be economically exploited from the Property, where the estimates are based upon available sampling, engineering, geologic, and economic data in accordance with conventional

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engineering practices. The calculation of Resources includes an analysis of the following:

(a)	direct radiometric and chemical measurements of drill hole and other types of sampling of the deposits,
(b)	mineral grades and thickness, spatial relationships, depths below the surface,
(c)	mining, amenability of ores to processing, reclamation methods, and the costs of same,
(d)	distances to processing facilities, and
(e)	current and estimated future price of uranium.
13.6	“Strathmore Affiliate” means a company which
(a)	is controlled by Strathmore,
(b)	is controlled by the same company that controls Strathmore, or
(c)	controls Strathmore.

For the purpose of this definition, ‘controlled’ or ‘controls’ means the votes carried by the shares held of the controlled company by the controlling company, are sufficient for the controlling company to elect or appoint a majority of the directors of the controlled company.

If Strathmore agrees to the above terms and conditions please sign where indicated below and return a copy of this LOI to AUC’s office.

Yours sincerely,

AMERICAN URANIUM CORPORATION

Per:	/s/ Robert Rich
Robert Rich
Chief Executive Officer

STRATHMORE RESOURCES (US) LTD.

Per:	/s/ David Miller
David Miller
President and Chief Executive Officer

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SCHEDULE “A” [Should use the formal Property Description Provided by David Miller.]

THE PROPERTY

PINE TREE – RENO CREEK PROPERTIES

Property Name:	Size in acres/ hectares:	Equity Owned:

Pine Tree-Reno Creek Properties

Campbell County, WY

522 Lode Mining Claims

4 State of Wyoming Mineral Leases (7 sections)

2 Private Mineral Leases (current)

2 Private Mineral Leases (pending)

GEOLOGY and HISTORY

Uranium mineralization at Pine Tree-Reno Creek is hosted by the Eocene Wasatch Formation. Numerous uranium roll fronts (10s of miles) occur in the immediate area, of which the most significant are held entirely or in part by Strathmore. Depth to the mineralization is 200-500 feet, depending on the property location and which sand unit hosts the mineralization. Testing of in-situ recovery techniques has occurred in the area. Historical documents suggest better sandstone-host parameters (permeability, transmissivity, lower calcite content) than those at the nearby Christiansen Ranch In-Situ Recovery Project 20 miles to the northwest, operated and owned by Cogema (AREVA). Cameco’s (thru subsidiary Power Resources) Highland-Smith Ranch In-Situ operation is located approx. 30 miles south of STM’s properties.

The Pine Tree-Reno Creek area has been extensively explored since the 1950’s and small amounts of uranium were produced in the immediate area, mostly by shallow open-pits and adits. During the 1980’s ISR testing occurred on the Pine Tree and West Reno properties; results were very encouraging for permeability and resource production.

EXPLORATION POTENTIAL

The Pine Tree-Reno Creek properties are located in the central Powder River Basin, within the Pumpkin Buttes Uranium District. Strathmore’s land position there consists of several State Leases (5 sections), 522 unpatented lode mining claims, two private mineral leases and two pending mineral leases. Additional properties are under review for claim staking and negotiations with the land owners for private mineral leases. The current total acreage is ~16,000 acres. The pending private leases will add an additional 1,789 acres of drill indicated uranium mineralization and highly prospective exploration targets.

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The historical resource estimate for all the Pine Tree-Reno Creek properties is 13+ million lbs U3O8. There are considerable areas of additional mineralization with the potential to possibly increase these known resources. The uranium is generally shallow (<500 ft deep) and previous ground water studies showed the ore amenable to in-situ recovery.

All the properties are easily accessed via paved or dirt roads. Infrastructure in the greater area is considered excellent, with a knowledgeable work force from the nearby oil/gas and coal industries.

Strathmore’s future mining plans target building a centralized plant at one property, fed by the ore there and from satellite operations at the other properties.

LAND POSITION

Pine Tree Properties

PT 1-33: 33 unpatented lode mining claims, located in Sections 8, 17, 20: T.42N., R.74W. Substantial historical exploration and evaluation work was performed on the property by a number of companies, the majority of work was done in the 1970’s by Utah International Corp (Pathfinder of Cogema). 586 exploratory drill holes were completed on the claimed group, of which 176 were mineralized above their cutoff grade of 0.03% U3O8. Historical uranium resources have been calculated (see below) and in-situ leach studies indicate that sufficient uranium and permeability is present to support an in-situ leach uranium mine.

WM 1-27. 27 unpatented lode mining claims: Sections 6 and 7, T.42N-R.74W.

ANC 1-45. 45 unpatented lode mining claims: Sections 17 and 20, T.43N-R.74W.

SANC 1-80. 80 unpatented lode mining claims: Sections 30, 31, and 32, T.43N-R.74W.

State Leases:

Lease (#0-40865) Section 16, T.42N., R.74W.

Private Leases:

Bing Private Lease: 320 acres. Bing ore body (resource estimate unknown).

Four Mile Creek Properties

FMC 1-112: 110 unpatented lode mining claims: Section 35, T.44N., R.74W., and Sections 3, 4, 9, and 10: T.43N., R.74W.

SWD 1-66: 66 unpatented lode mining claims: Secs. 2, 11: T43N, R74W; Sec. 23, T44N, R74W.

State Leases:

(#0-40866) Section 16, T.43N., R.74W., 640 acres.

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Private Leases (pending):

Moore Private Lease: 1,462 acres (portions of roll-front noses)

McCullough Private Lease: 327 acres (nose of Moore ore body)

West Reno Properties

The West Reno Property was fully licensed by the NRC during the 1990s when previously owned by Energy Fuels Inc., International Uranium Inc, Rio Algom, and thereafter by Power Resources Inc. (Cameco’s US subsidiary). Power Resources dropped the property in the late 1990s and the main ore body was staked by Strathmore in 2004. Additional claims contiguous and near the West Reno property were acquired during autumn 2005. The following details the Reno Ck Prop:

Size: 2271 tonnes U (5.0mm lbs U3O8)

Ore grade: 0.056 - 0.069% U

WY DEQ Permit No. 479

NRC License No. SUA-1558

NRC Docket No. 40-9024 (ENERGY FUELS NUCLEAR, INC)

WR 1-80: 80 unpatented lode mining claims: Sections 27, 28, 29, 33, 34: T.43N., R.73W.

BFR 1-18, 21-38:. 36 unpatented lode mining claims: Section 6, T.42N-R73W.

SC 1-45: 45 unpatented lode mining claims: Sections 34 and 35, T.43N-R.73W.

State Leases:

(Lease No. 0-40866): Section 36: T.43N., R.74W., 640 acres. Previously drilled by subsidiaries of the Tennessee Valley Authority, a resource estimate is provided below.

Private Leases:

Reichmuth Private Lease: 480 acres (contiguous with state lease 0-40866 and BFR claims)

State Leases:

In addition to the above properties, there are two additional but isolated state leases:

(Lease No. 0-40864): Section 16: T.42N., R.73W., 640 acres.

(Lease No. 0-40867): Section 36: T.44N., R.75W., 640 acres.

ORE RESERVES (historical resources of 13.9mm lbs controlled by Strathmore)

Pine Tree: (Pathfinder, 1980 report)

Drill Holes:	465
Uranium Resource:	3,396,000 lbs U3O8
Depth (top of mineral):	200 feet
Average Grade (%):	0.07%
Depth to Water table:	100 feet

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Disequilibrium ratio:	1.15-1.20:1

Sec. 2, 43N, 74W (Pathfinder data, 1980 report)

Drill holes:	~200
Uranium Resource:	1,344,000 lbs U3O8
Depth (top of mineral)	450 feet
Average Grade (%):	0.09%

Four Mile Creek: (RME report)

RME-Trub Trend:

Uranium Resource:	1,689,000 lbs U3O8
Depth (top of mineral):	340 feet
Average Grade (%):	0.062%

A-Line Trend:

Uranium Resource:	400,000 lbs U3O8
Depth (top of mineral):	480 feet
Average Grade (%):	0.13%

Wayne Moore Deposits (50% currently controlled; 50% pending Pvt. Mineral lease)

Uranium Resource:	2,270,000 lbs U3O8
Depth (top of mineral):	277 feet
Average Grade (%):	0.11%

West Reno (RME report):

Uranium Resource:	7,500,000 lbs U3O8 (50% in our control)
Depth (top of mineral):	280 feet
Average Grade (%):	0.056%

Section 36 (43N, 74W) State Lease: (TVA historical drilling vendor)

Uranium Resource:	1,300,000 lbs U3O8
Depth (top of mineral):	350 feet
Average Grade (%):	0.05%

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